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                                                                    Exhibit 99.1

    GLACIER BANCORP, INC. COMPLETES SHARE EXCHANGE WITH BIG SKY WESTERN BANK

KALISPELL, Mont. -- Effective January 20, 1999, Glacier Bancorp, Inc. completed its pending share exchange with Big Sky Western Bank of Big Sky, Montana. The shareholders of Big Sky Western Bank, at a special shareholder meeting held on January 13, 1999, overwhelmingly approved the transaction. All necessary regulatory approvals have been obtained. Big Sky Western Bank shareholders will be entitled to receive 250,000 new shares of common stock valued at approximately $5.6 million. The total number of Glacier shares outstanding will increase to approximately 8.6 million.

Glacier President and CEO, Michael J. Blodnick, and Big Sky Western Bank President, Michael Richards, jointly announced that "the combination of Glacier and Big Sky Western Bank will further enhance our western Montana banking franchise. A number of opportunities also exist for Glacier and Big Sky Western Bank to take advantage of synergies and additional resources in the lending area. Also we can now deliver additional financial services to a broader customer base." This transaction, which was the second business combination of the year for Glacier (HUB Financial Corporation's merger was completed August 31, 1998), further enhances Glacier's strong western Montana banking presence by accessing the growing Bozeman market.

Blodnick also stated "Big Sky Western, as with our other banking subsidiaries, will continue to operate under its existing name and locations with its existing local board of directors and management, which will continue to allow for the same individual customer service and decision making that Big Sky Western Bank's customers have come to expect. The bank has also assembled an excellent staff and is poised to continue its strong asset growth."

Combined assets of the two organizations will be approximately $710 million with over $77 million in shareholders' equity and market capitalization of nearly $200 million. Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank, First Security Bank of Missoula, Glacier Bank of Whitefish, Glacier Bank of Eureka, Valley Bank of Helena, and now Big Sky Western Bank, all located in Montana.

Glacier Bancorp, Inc. stock is listed on the Nasdaq National Market System and is traded under the symbol of GBCI.